Exhibit 99.04

NUZEE Co., Ltd.
(A Development Stage Company)
BALANCE SHEET
(Unaudited)

	March 31, 2013	September 30, 2012
ASSETS
Current Assets
Cash	$410,262	$165,484
Accounts Receivable	502	-
Related Party Receivable	139,661	-
Inventories	8,417	73,241
Prepaid expenses and deposits	19,859	14,938
Total current assets	578,701	253,663

Equipment, net	2,289	2,475
Intellectual property	-	42,818

Total Assets	$580,990	$298,956

Current Liabilities
Accounts payable	24,041	79,886
Due to Shareholders	540,000	149,710
Other Current Liabilities	-	7,011
Total Current Liabilities	564,041	236,607

Stockholders' Equity
Common stock; no par value; 50,000,000 shares authorized,
33,733,333 and 30,400,000 shares issued and outstanding as of
March 31, 2013 and September 30, 2012
Additional Paid in Capital	747,407	347,407
Accumulated deficit	(730,458)	(285,058)
Total Stockholders' Equity	16,949	62,349

Total Liabilities and Stockholders' Equity	$580,990	$298,956

The accompanying notes are an integral part of these unaudited financial statements

NUZEE Co., Ltd.
(A Development Stage Company)
STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,	November 9, 2011 (Inception) to March 31, 2012	November 9, 2011 (Inception) to March 31, 2013
	2013	2012	2013

Revenues	$ 20,387	$ -	$ 57,211	$ -	$ 57,211
Cost of revenues	13,855	838	33,063	838	122,614
Gross profit	6,532	(838)	24,148	(838)	(65,403)
Operating expenses	229,260	9,379	427,338	9,379	622,845
Loss from operations	(222,728)	(10,217)	(403,190)	(10,217)	(688,248)

Other Income (Expense)	(42,818)	-	(42,210)	-	(42,210)

Net loss	$ (265,546)	$ (10,217)	$ (445,400)	$ (10,217)	$ (730,458)

The accompanying notes are an integral part of these unaudited financial statements

NUZEE Co., Ltd.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended	From November 9, 2011	From November 9, 2011
	March 31,	(Inception) to	(Inception) to
	2013	March 31, 2012	March 31, 2013
Operating Activities:
Net loss	$ (445,400)	$ (10,217)	$ (730,458)
Adjustments to reconcile net loss to net cash
used by operating activities:
Depreciation	186	-	310
Provision for obsolete inventory			80,422
Noncash Charge for Impairment of Intellectual Property	42,818	-	42,818
Changes in operating assets and liabilities:
Accounts Receivable	(502)	-	(502)
Inventories	64,824	(1,575)	(88,840)
Prepaid expenses and deposits	(4,921)	-	(19,858)
Accounts payable	(55,845)	838	24,041
Related Party Receivables	(139,661)		(139,661)
Other Current Liabilities	(6,111)	-	900

Net cash used by operating activities	(544,612)	(10,954)	(830,828)

Investing Activities:
Purchase of equipment	-	-	(2,599)
Net cash used by investing activities	-	-	(2,599)

Financing Activities:

Advances from Stockholder	540,000	66,025	689,710
Proceeds from issuance of common stock	249,390	-	553,979
Net cash provided by financing activities	789,390	66,025	1,243,689

Net change in cash	244,778	55,071	410,262
Cash, beginning of period	165,484	-	-
Cash, end of period	$ 410,262	$ 55,071	$ 410,262

Supplemental disclosure of cash flow information:
Cash paid for interest	-	-	-
Cash paid for taxes	-	-	-

Non Cash Investing and Financing Activities:

Common stock issued for settlement of advance from stockholder	150,610	-	150,610

The accompanying notes are an integral part of these unaudited financial statements

NUZEE Co., Ltd.

 (A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

March 31, 2013

1. ORGANIZATION

Nuzee Co., Ltd.(the “Company”) was incorporated on November 9, 2011 in California.   The Company is a start-up organization which markets and distributes consumer products in the beverage segment.  Additionally, while the Company primarily intends to purchase its proprietary products and resell, the Company may also engage in contract manufacturing where the Company purchases raw materials and retains a contract converter to process the raw materials into finished products for resale. The Company is affiliated with international businesses that distribute the same products in Asia.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying audited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and include all the notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for fair presentation of the financial statements have been included.

The results of operations reported for interim periods are not necessarily indicative of the results for the entire year or any subsequent interim period.

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such financial statements and accompanying notes are the representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects, and have been consistently applied in preparing the accompanying financial statements. The Company is classified as a development stage enterprise under GAAP and has not generated significant revenues from its principal operations as of March 31, 2013

Revenue Recognition

The Company recognizes revenue only when the price is fixed and determinable, persuasive evidence of an arrangement exists, the products are delivered and collectability of the resulting receivable is reasonably assured.

Inventory

Inventory, consisting principally of products held for resale, is stated at the lower of cost, using the weighted average cost method or net realizable value.   The Company review inventory levels at least annually and records a valuation allowance when appropriate.  The inventory amount reflected on the balance sheet is net of an allowance of $52,983 at March 31, 2013.

3. RELATED PARTY TRANSACTIONS

During the three months ending December 31, 2012, the Company made a deposit of $139,661 towards the purchase of skin care products, for resale, from an entity controlled by the Company’s majority shareholder.  Subsequent to this commitment, the Company decided to discontinue the sale of skin care products, and cancelled the purchase order.  The Company has requested a return of the deposit from the supplier, and this amount is reflected as a Related Party Receivable.   As of July 5, 2013, this amount has not yet been received.

During the three months ended March 31, 2013, the Company received $540,000 in short term advances from related parties, including the Company’s majority shareholder.  The advances bear no interest and are due on demand.

4. INTELLECTUAL PROPERTY

On September 17, 2012 the Company entered into a stock purchase agreement to issue 3,040,000 shares of common stock at the estimated fair market value of $.014085 per share in exchange for an assignment of certain intellectual property rights to one of the Company’s principal product offerings. These shares were valued at $42,818. The Company in June 2013 determined that it would not move forward with the products associated with the intellectual property and has subsequently written the amounts off to reflect the impairment of the asset previously acquired

5. COMMON STOCK

During December 2012, the Company issued 3,333,333 shares of common stock to its majority shareholder pursuant to a stock purchase agreement for $249,390 in cash and in exchange for the amount due to the shareholder of 150,610. The shares were issued at the estimated fair market value of $.12 per share for a total of $400,000.

6. SUBSEQUENT EVENTS

During April 2013, the Company entered into an agreement in principal to be acquired in a stock exchange transaction that is expected to be accounted for as a reverse merger or recapitalization transaction.